Exhibit 10.19

April 2, 2001

GameTech International, Inc.
Bingo Technologies Corporation
900 Sandhill Road
Reno, NV 89511-3909

Gentlemen:

        This letter amendment (this "Amendment") is to confirm the changes agreed upon between WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") and GameTech International, Inc. ("GameTech") and Bingo Technologies Corporation ("Bingo") (individually and collectively, "Borrower") to the terms and conditions of that certain letter agreement between Bank and Borrower dated as of August 19, 1998, as amended from time to time (the "Agreement"). For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Agreement shall be amended as follows to reflect said changes.

        1.    The Agreement is hereby amended by deleting "April 2, 2001" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "April 2, 2002," with such change to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

        2.    The following is hereby added to the introductory as Paragraph 2:

            "A facility under which Bank will enter into foreign exchange contracts for the account of Borrower from time to time up to and including April 2, 2002, not to exceed at any time the maximum principal amount of Two Hundred Thousand United States Dollars (US$200,000.00) ("Foreign Exchange Facility")."

        3.    The following is hereby added to the Agreement as Paragraph I.1.1.:

            "1.1.    FOREIGN EXCHANGE FACILITY:

            Bank will enter into foreign exchange contracts for the account of Borrower under the Foreign Exchange Facility for the purchase and/or sale by Borrower in United States dollars of foreign currencies designated by Borrower; provided however, that the aggregate of all outstanding foreign exchange contracts shall not at any time exceed the maximum principal amount available under the Foreign Exchange Facility, as set forth above. No foreign exchange contract shall be executed for a term which extends beyond April 2, 2002. Borrower shall have a "Delivery Limit" under the Foreign Exchange Facility not to exceed at any time the aggregate principal amount of Two Hundred Thousand United States Dollars (US$200,000.00), which Delivery Limit reflects the maximum principal amount of Borrower's foreign exchange contracts which may mature during any 2 day period. All foreign exchange transactions shall be subject to the additional terms of a Foreign Exchange Agreement, substantially in the form of Exhibit B attached hereto ("Foreign Exchange Agreement"), all terms of which are incorporated herein by this reference."

        4.    Paragraph III.6. is hereby deleted in its entirety, and the following substituted thereof:

            "6.    Income Tax Returns.    Borrower has no knowledge of any material or significant pending assessment or adjustments of its income tax payable with respect to any year."

        5.    Paragraphs V.3. (a) and (b) are hereby deleted in their entirety, and the following substituted thereof:

            "(a)    not later than 124 days and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement, statement of cash flows, and source and application of funds statement;

            (b)  not later than 49 days after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement, statement of cash flows, source and application of funds statement, and an aged listing of accounts receivable and accounts payable;

        6.    Paragraphs V.9. and V.9. (c) are hereby deleted in their entirety, and the following substituted thereof:

            "9.  Financial Condition. Maintain Borrower's financial condition, on a consolidated basis, as follows using generally accepted accounting principles consistently applied (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending January 31, 2000:

            (c)  Net loss not greater than $1,000,000.00 at the end of first fiscal quarter in year 2001 due to non-recurring, non-cash expenses, thereafter, net income after taxes no less than $1.00 on a quarterly basis, determined as of each fiscal quarter end."

        7.    Paragraphs V. 15. and V. 16. are hereby deleted in their entirety, without substitution.

        8.    Paragraph V. 17. is hereby deleted in its entirety, and the following substituted therefor:

            "17.    Dividends, Distributions.    Not declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding, except (i) stock repurchases pursuant to Borrower's stock repurchase plan announced on or about May 28, 1998 and August of 2000, up to a maximum amount of $10,000,000.00 and (ii) dividends or distributions up to an aggregate of twenty-five percent (25%) of Borrower's net earnings for any fiscal year."

        9.    Paragraph VII.7. hereby deleted in its entirety, and the following substituted thereof:

            "7.  GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada."

        10.  Paragraph VII.8. hereby deleted in its entirety, and the following substituted thereof:

            "8    ARBITRATION:

            (a)  Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related loan and security documents which are the subject of this Note and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

            (b)  Governing Rules. Any arbitration proceeding will (i) proceed in a location in Nevada selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the

    AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

            (c)  No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

            (d)  Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Nevada or a neutral retired judge of the state or federal judiciary of Nevada, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Nevada and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Nevada Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

            (e)  Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

            (f)    Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Note shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

            (g)  Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

            (h)  Real Property Collateral. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of Nevada, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.

            (i)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This Note may be amended or modified only in writing signed by each party hereto. If any provision of this Note shall be held to be prohibited by or invalid under applicable law such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Note. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties."

        11.  Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used herein. This Amendment and the Agreement shall be read together, as one document.

        12.  Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of Borrower's acknowledgment set forth below there exists no default or defined event of default under the Agreement or any promissory note or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

        Your acknowledgment of this Amendment shall constitute acceptance of the foregoing terms and conditions.

Sincerely,
WELLS FARGO BANK, NATIONAL ASSOCIATION
		By:	/s/ DEBBIE FUETSCH
Debbie Fuetsch Vice President
Acknowledged and accepted as of March 30, 2001
GAMETECH INTERNATIONAL , INC.
By:	/s/ RICHARD M. KELLEY
Title:	CEO
BINGO TECHNOLOGIES CORPORATION
By:	/s/ RICHARD M. KELLEY
Title:	CEO